Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of our report entitled “RSP Permian, Inc. Estimated Future Reserves and Income Attributable to Certain Leasehold and Royalty Interests, SEC Parameters, as of December 31, 2013,” dated March 19, 2014, and data extracted therefrom (and all references to our firm) included in or made a part of RSP Permian, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013 and to the incorporation by reference of this Annual Report on Form 10-K (including the use of our report and references to our firm therein) into that certain Registration Statement on Form S-8 filed by RSP Permian, Inc. with the Securities and Exchange Commission (File No. 333-193754).

/s/ Ryder Scott Company, L.P.

Ryder Scott Company, L.P.
Houston, Texas	TBPE Firm Registration No. F-1580
March 27, 2014